Exhibit 4(b).2
REDACTED VERSION

Certain identified information has been omitted from this document because it is not material and is customarily and actually treated as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

Remaining Acquisition Agreement
relating to the acquisition of shares in GasT TopCo

Dated 19 July 2023
Lattice Group Limited and Luppiter Bidco Limited

Table of Contents
Contents    Page

i

Remaining Acquisition Agreement
This Remaining Acquisition Agreement (the “Agreement”) is made as a deed on 19 July 2023 between:
(1)LATTICE GROUP LIMITED, a company incorporated in England and Wales with registered number 03900804 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom (the “Seller”); and
(2)LUPPITER BIDCO LIMITED, a company incorporated in England and Wales with registered number 13987703 and whose registered office is at C/O Alter Domus (Uk) Limited 10th Floor, 30 St Mary Axe, London, EC3A 8BF, United Kingdom (the “Investor”).
Whereas:
(A)The Seller and the Investor entered into an acquisition agreement dated 27 March 2022 (the “Acquisition Agreement”) relating to, amongst other things, the subscription for Shares and the acquisition by GasT MidCo of National Gas Transmission Holdings Limited (formerly known as National Grid Gas Holdings Limited). Completion of the Acquisition Agreement occurred on 31 January 2023.
(B)In addition to the Acquisition Agreement, the Seller and the Investor entered into a further acquisition agreement dated 27 March 2022 (as amended and restated on the date of this Agreement) (the “Further Acquisition Agreement”) pursuant to which the Investor has agreed to acquire the Further Sale Assets in accordance with the terms and conditions thereof.
(C)Pursuant to this Agreement:
(i)the Seller has granted a call option to the Investor pursuant to which, at the option of the Investor, the Seller has agreed to sell, and the Investor has agreed to purchase:
a)the Remaining Nominated Shares; and
b)the Remaining Nominated Debt; and
(ii)the Investor has granted a put option to the Seller pursuant to which (but subject to the Put Option Conditions), at the option of the Seller, the Seller has agreed to sell, and the Investor has agreed to purchase:
a)the Put Option Shares; and
b)the Put Option Debt.
It is agreed as follows:
1Interpretation
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:
1.1Terms defined in the Acquisition Agreement
Capitalised terms used but not defined in this Agreement shall have the meaning ascribed to them in the Acquisition Agreement.

1

1.2Further definitions
“Additional Investment” has the meaning given to it in Clause 10;
“Affiliate” has the meaning given to it in the Shareholders’ Agreement;
“C” means the number of Shares that the Investor acquires at Remaining Closing divided by the total number of Shares in issue at Remaining Closing multiplied by 100;
“Call Exercise Window” means the period between: (i) the Call Exercise Window Start Date (inclusive); and (ii) the Call Exercise Window Deadline (inclusive);
“Call Exercise Window Start Date” means 1 May 2024;
“Call Exercise Window Deadline” means 31 July 2024;
“Call Option Notice” has the meaning given to it in Clause 4.1;
“Claim” means a claim against the Seller for breach of or under this Agreement other than a Cornerstone Claim;
“Closing” has the meaning given to it in the Acquisition Agreement;
“Competent Authority” has the meaning given to it in the Acquisition Agreement;
“Cornerstone Claim” means a claim for breach of the Seller’s obligations under Clause 2.1;
“D” means the number of Shares that the Investor is required to acquire at Put Option Closing divided by the total number of Shares in issue at Put Option Closing multiplied by 100;
“Debt” means the principal amount of any loans, borrowings or indebtedness (together with any accrued interest) provided to GasT TopCo by a Shareholder or its Affiliates or any Investor Shareholder Affiliate, but shall exclude any loans, borrowings or indebtedness provided to GasT TopCo in the ordinary course of business which is not in connection with such Shareholder’s holding of Shares;
“Debt Capitalisation” means any capitalisation of Debt after the date of this Agreement;
“Debt Capitalisation Shares” means any Shares issued as a result of any Debt Capitalisation (including any such Shares as consolidated, subdivided or redesignated on a non-dilutive basis);
“Director” has the meaning given to it in the Shareholders’ Agreement;
“Distribution Factor 1” means:
[***]

“Distribution Factor 2” means:
[***]

2

“Distribution Factor 3” means:
[***]

“Escalation Factor 1” means:
[***]

“Escalation Factor 2” means:
[***]

“Escalation Factor 3” means:
[***]

“Further Closing” means the completion of the acquisition of the Further Sale Assets pursuant to the Further Acquisition Agreement;
“Further Closing Date” means the date on which Further Closing takes place;
“Further Sale Assets” has the meaning given to it in the Further Acquisition Agreement;
“Interest” has the meaning given to it in the Shareholders’ Agreement;
“Investor Shareholder Affiliate” has the meaning given to it in the Shareholders’ Agreement;
“Minimum Remaining Nominated Shares” means the number of Remaining Shares to be acquired by the Investor such that all Shares (including for the avoidance of doubt, any Debt Capitalisation Shares) held by the Seller immediately following the Remaining Closing is less than 10 per cent. of the Shares;
“NSI Authority” means the Secretary of State and/or any other Competent Authority to which the notification to determine satisfaction of the NSI Condition must be made in accordance with the requirements of the NSI Act;
“NSI Condition” has the meaning given to it in Clause 5.1;
“parties” means the parties to this Agreement from time to time, and “party” means any one of them;
“Put Option Acquisition Payment” means the consideration to be paid by the Investor to the Seller for the Put Option Sale Assets, being a sum equal to:
[***]
“Put Option Claim” means a Claim relating to the Put Option Sale Assets;
“Put Option Closing” means the completion of the sale and purchase of the Put Option Sale Assets pursuant to Clause 9;
“Put Option Closing Date” means the date on which Put Option Closing takes place;

3

“Put Option Debt” means any Debt owed by GasT TopCo to the Seller and/or its Affiliates immediately following Remaining Closing and any new Debt advanced by the Seller and/or its Affiliates between Remaining Closing and Put Option Closing, reduced by the amount of any principal repayment made by GasT TopCo between Remaining Closing and Put Option Closing, together with the right to receive payment of such Debt and all other rights of the Seller and/or its Affiliates in respect of, and/or pursuant to any instrument constituting, such Debt;
“Put Option Debt Consideration” has the meaning given to it in Clause 8.4.1;
“Put Option Distribution” means any: (i) dividend, or other distribution of profits or assets, actually paid in respect of the Shares; and (ii) any interest on, and any principal of, any Debt actually paid or repaid, in each case between Closing and Put Option Closing;
“Put Option Exercise Window” means the period between: (i) the Put Option Exercise Window Start Date; and (ii) the Put Option Exercise Window Deadline;
“Put Option Exercise Window Start Date” means 1 December 2024;
“Put Option Exercise Window Deadline” means 31 December 2024;
“Put Option Long Stop Date” means a date which is falling nine months following the date of the Seller serving the Put Option Notice on the Investor during the Put Option Exercise Window and pursuant to Clause 8.2, or such later date as the Investor may notify the Seller in writing;
“Put Option Notice” has the meaning given to it in Clause 8.2;
“Put Option Sale Assets” means the Put Option Shares and the Put Option Debt;
“Put Option Shares” means all Shares (including, for the avoidance of doubt, any Debt Capitalisation Shares) held by the Seller immediately prior to Put Option Closing;
“Relevant Leakage” means the amount of any Leakage (that is not Notified Leakage or Additional Notified Leakage) from 1 April 2021 to the Closing Date multiplied by 60 per cent.;
“Remaining Acquisition Payment” means the consideration to be paid by the Investor to the Seller for the Remaining Sale Assets, being a sum equal to:
[***]
“Remaining Claim” means a Claim relating to the Remaining Sale Assets;
“Remaining Closing” means the completion of the sale and purchase of the Remaining Sale Assets pursuant to Clause 7;
“Remaining Closing Date” means the date on which Remaining Closing takes place;
“Remaining Debt” means any Debt owed by GasT TopCo to the Seller and/or its Affiliates immediately following Further Closing and any new Debt advanced by the Seller and/or its Affiliates between Further Closing and Remaining Closing, reduced by the amount of any principal repayment made by GasT TopCo between Further Closing and Remaining Closing, together with the right to receive payment of such Debt and all other rights of the Seller and/or its Affiliates in respect of, and/or pursuant to any instrument constituting, such Debt;
“Remaining Debt Consideration” has the meaning given to it in Clause 3.1.1;

4

“Remaining Distribution” means any: (i) dividend, or other distribution of profits or assets, actually paid in respect of the Shares; and (ii) any interest on, and any principal of, any Debt actually paid or repaid, in each case between Closing and Remaining Closing;
“Remaining Long Stop Date” means a date which is falling nine months following the date of the Investor serving the Call Option Notice on the Seller during the Call Exercise Window and pursuant to Clause 4.1, or such later date as the Seller may notify the Investor in writing;
“Remaining Nominated Debt” means the Remaining Debt to be acquired by the Investor as set out in the Call Option Notice;
“Remaining Nominated Shares” has the meaning given to it in Clause 2.1.2(i);
“Remaining Sale Assets” means the Remaining Nominated Shares and the Remaining Nominated Debt;
“Remaining Share Consideration” has the meaning given to it in Clause 3.1.2;
“Remaining Shares” means all Shares (including, for the avoidance of doubt, any Debt Capitalisation Shares) held by the Seller immediately prior to Remaining Closing;
“Secretary of State” means the secretary of state in the cabinet office of the United Kingdom;
“Seller’s Warranties” means the warranties given by the Seller set out in Schedule 2, and “Seller’s Warranty” means any one of them;
“Shareholder” has the meaning given to it in the Shareholders’ Agreement;
“Shareholders’ Agreement” means the shareholders’ agreement dated 31 January 2023 and entered into between the Seller, the Investor, GasT TopCo, National Gas Transmission Holdings Limited and certain other members of the GasT Group pursuant to the Acquisition Agreement, and as amended from time to time;
“Shares” means ordinary shares of £1.00 each in the capital of GasT TopCo;
“Surviving Clauses” means:
(a)where at the time of termination Remaining Closing has not occurred, Clauses 1, 5.4, 6, 15 and 16.2 to 16.16; and
(a)where at the time of termination Remaining Closing has occurred, Clauses 1, 7, 12, 13, 14, 15 and 16.2 to 16.16, and “Surviving Clause” means any one of them;
“Third Party Claim” shall have the meaning given to it in Clause 14.5;
“Transaction” means the proposed sale of the Remaining Sale Assets and/or Put Option Sale Assets by the Seller to the Investor pursuant to the terms of this Agreement;
“Transaction Documents” means this Agreement and all agreements entered into pursuant to this Agreement, and “Transaction Document” means any one of them; and
“Transfer” has the meaning given to it in the Shareholders’ Agreement.

5

1.3Singular, plural, gender
References to one gender include all genders and references to the singular include the plural and vice versa.
1.4References to persons and companies
References to:
1.4.1a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and
1.4.2a company include any company, corporation or body corporate, wherever incorporated.
1.5References to subsidiaries and holding companies
The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006.
1.6Schedules etc.
References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.
1.7Headings
Headings shall be ignored in interpreting this Agreement.
1.8Reference to documents
References to any document (including this Agreement and any document in the Agreed Form), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.
1.9Modification etc of statutes
References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement provided that nothing in this Clause 1.9 shall operate to increase the liability of any party beyond that which would have existed had this Clause been omitted.
1.10Information
References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.
1.11Non-limiting effect of words
The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

6

1.12Meaning of “to the extent that” and similar expressions
In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.
1.13Legal terms
References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.
1.1Effective time
Other than in respect of the Surviving Clauses: (i) the obligations of the parties hereunder are conditional upon Further Closing; and (ii) no party shall have any liability to any other party under this Agreement until and unless Further Closing occurs.
1.14References to time
Unless otherwise stated, all references to time in this Agreement are to London time.
1.15Extent of obligation to “procure” or “ensure”
If:
1.15.1a party (the “Obligor”) is obliged under any provision of this Agreement to “procure” or “ensure” that another person performs (or refrains from performing) any act; and
1.15.2the Obligor does not Control (as that term is defined in the Shareholders’ Agreement) the other person, then the Obligor’s obligations under that provision shall be limited to:
(a)if the Obligor holds any voting securities in the capital of the other party, exercising all voting rights attaching to those securities; and
(b)if the Obligor is party to any agreement relating to the management and control of the other person (including, in the case of the GasT Group, the Shareholders’ Agreement), exercising all rights available to it under such agreement, in each case for the purposes set out in the relevant provision of this Agreement.
1.16Payments
All payments to be made pursuant to or in connection with this Agreement shall be made in pounds Sterling, being the lawful currency of the United Kingdom, unless otherwise indicated.
1Acquisition of the Remaining Sale Assets
1.1Remaining Sale Assets
1.1.1Following delivery of a valid Call Option Notice, the Remaining Sale Assets shall be acquired by the Investor.
1.1.2On and subject to the terms of this Agreement, the Investor shall have the right to require the Seller to, and the Seller shall:

7

(i)sell, and the Investor shall purchase, the Remaining Shares as specified by the Investor in the Call Option Notice, provided that such specified number is no less than the Minimum Remaining Nominated Shares (the “Remaining Nominated Shares”); and
(ii)assign (or procure that any of its Affiliates shall assign) to the Investor the Remaining Nominated Debt (including any accrued but unpaid interest).
1.1.3The Remaining Nominated Shares shall be sold by the Seller with full title guarantee, free from any Encumbrances and together with all rights and advantages attaching to them as at Remaining Closing (including the right to receive all dividends or distributions declared, made or paid in respect of such Remaining Nominated Shares on or after Remaining Closing).
1.2Investor commitment
The Investor agrees that:
1.2.1it shall use its reasonable endeavours to secure sufficient funds prior to the Call Exercise Window Start Date, to enable it to exercise its right to acquire some or all of the Remaining Shares and Remaining Debt on the terms of this Agreement, provided that the parties acknowledge that this Clause 2.2.1 is subject always to Clause 4.2; and
1.2.2it shall confirm in writing by email to [***] and [***] at National Grid with a copy to [***] and [***] if it no longer has an interest in acquiring, or that it does not expect to have sufficient funds available to it in order to acquire, any of the Remaining Shares or Remaining Debt on the terms of this Agreement.
2Remaining Acquisition Payment
2.1Amount
2.1.1The amount of the consideration to be paid by the Investor for the assignment of the Remaining Nominated Debt under this Agreement shall be an amount equal to the sum of the outstanding principal of, and accrued but unpaid interest on, such Remaining Nominated Debt as at the Remaining Closing Date (the “Remaining Debt Consideration”).
2.1.2The amount of the consideration to be paid by the Investor for the purchase of the Remaining Nominated Shares under this Agreement shall be an amount equal to:
(i)the Remaining Acquisition Payment; less
(ii)the Remaining Debt Consideration,
(the “Remaining Share Consideration”).
2.2Payment of Remaining Acquisition Payment
The Remaining Acquisition Payment shall be paid by way of cash payment pursuant to Clause 7.3.
2.3Adjustment to the Remaining Share Consideration

8

If any payment is made by the Seller to the Investor in respect of any claim for any breach of this Agreement (or any agreement entered into under this Agreement), the payment shall be treated so far as lawfully possible as an adjustment of the Remaining Share Consideration that is paid by the Investor on the Remaining Closing Date for the Remaining Nominated Shares under this Agreement and the Remaining Share Consideration shall be deemed to have been reduced by the amount of such payment.
3Call Option Notice
1.1Call Option Notice
3.1.1The Investor may give notice to the Seller substantially in the form set out in Schedule 4 (the “Call Option Notice”) at any time during the Call Exercise Window requiring the Seller to sell to it some or all of the Remaining Shares and Remaining Debt (as indicated in the Call Option Notice), in each case on the terms of this Agreement.
3.1.2The Call Option Notice, once given by the Investor, shall be irrevocable and may not be withdrawn without the written consent of the Seller.
3.1.3If the Investor has not given a Call Option Notice to the Seller in accordance with this Clause 4.1 by 5.00 p.m. on the Call Exercise Window Deadline, then this Agreement (other than the Surviving Clauses) shall automatically terminate with immediate effect at such time and date and neither the Seller nor the Investor shall have any Claim against the other under it, save in relation to any breach that occurred prior to the time of such termination.
1.2No obligation to Serve Call Option Notice
This Agreement does not impose any obligation on the Investor to serve a Call Option Notice.
4Condition
4.1NSI Condition
If and to the extent that the transfer of the Remaining Sale Assets amounts to a notifiable acquisition within the meaning of the NSI Act, which must be notified to, and approved by, the NSI Authority prior to Remaining Closing, the acquisition of the Remaining Sale Assets is subject to and conditional upon the Investor having notified the transfer of the Remaining Sale Assets to the NSI Authority in accordance with the requirements of the NSI Act and either:
4.1.1the NSI Authority subsequently notifying the Investor (before the end of the review period within which the NSI Authority may give a call-in notice under the NSI Act) that the notification is accepted and that no further action will be taken in relation to the transfer of the Remaining Sale Assets; or
4.1.2in the event that a call-in notice is given in relation to the transfer of the Remaining Sale Assets, the NSI Authority either:
(i)giving a final notification confirming that no further action will be taken in relation to transfer of the Remaining Sale Assets under the NSI Act; or

9

(ii)making a final order permitting transfer of the Remaining Sale Assets to proceed subject to remedies, requirements or conditions (subject to the agreement of the Seller),
(the “NSI Condition”).
4.2Responsibility for satisfaction
4.2.1The Investor shall use all reasonable endeavours to ensure the satisfaction of the NSI Condition as soon as reasonably practicable after the delivery of a Call Option Notice and in any event before the Remaining Long Stop Date, which shall include, but not be limited to, the Investor preparing and submitting the notification required to procure the satisfaction of the NSI Condition to the NSI Authority as soon as reasonably practicable after, and in any case within 10 Business Days of, the date of the Call Option Notice and promptly providing such information in relation to itself and the Investor’s Group and any explanation or clarification of or further information in relation to any aspect of the NSI Condition as may be reasonably necessary to procure the satisfaction of such condition before the Remaining Long Stop Date provided that this shall not require the Investor to take such action which would be likely to have such a detrimental effect on the current or future development of its business or that of its Affiliates or Investor Shareholder Affiliates that it would be unreasonable to expect that it, its Affiliates or Investor Shareholder Affiliates to take it.
4.2.2The Investor shall give notice to the Seller of the satisfaction of the NSI Condition within two Business Days of becoming aware of the same.
4.2.3The parties may at any time agree in writing to waive the NSI Condition.
4.3Process for satisfaction
4.3.1Without prejudice to Clause 5.2, the Seller and the Investor agree that all requests and enquiries from the NSI Authority which relate to the satisfaction of the NSI Condition shall be dealt with by the Seller and the Investor in consultation with each other and the Seller and the Investor shall promptly co-operate with and provide all necessary information and assistance reasonably required by the NSI Authority upon being requested to do so by the other.
4.3.2The Investor undertakes to keep the Seller fully informed as to progress towards satisfaction of the NSI Condition and shall provide the Seller or its nominated advisers with draft copies of the initial submissions and all material communications to the NSI Authority in relation to satisfying such condition, allowing the Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted (other than any part of such documentation and information that contains commercially sensitive information relating to the business of the Investor’s Group or any Investor Shareholder Affiliate and/or is otherwise confidential in the reasonable assessment of the Investor).
4.4Non-satisfaction/waiver
If the NSI Condition is not satisfied or waived by 5.00 p.m. on the Remaining Long Stop Date the Investor or the Seller may, in its sole discretion, terminate this Agreement (other than the Surviving Clauses) and neither the Seller nor the Investor shall have any Claim

10

against the other under it, save for any Claim arising from breach of any obligation contained in Clause 5.2.
5Termination
The Seller may, in its sole discretion, terminate this Agreement (other than the Surviving Clauses):
5.1.1if the Investor notifies the Seller in writing that it does not intend to exercise its rights to acquire some or all of the Remaining Shares and/or Remaining Debt pursuant to this Agreement; and/or
5.1.2if the Further Acquisition Agreement terminates in accordance with its terms without Further Closing having occurred.
6Remaining Closing
6.1Date and place
Subject to Clause 5, Remaining Closing shall take place at 1.00 p.m. at the offices of the Seller’s Lawyers on the date falling twenty Business Days after the date on which:
6.1.1if no NSI Condition is required to be satisfied pursuant to Clause 5, the Call Option Notice is served; or
6.1.2if the NSI Condition is required to be satisfied pursuant to Clause 5, the fulfilment or waiver of such condition takes place, or at such other location and at such other time or on such other date as may be agreed in writing between the Investor and the Seller.
6.2Remaining Closing events
6.2.1On the Remaining Closing Date:
(i)the Seller shall deliver or take (or cause to be delivered or taken) the documents and actions listed in Part A of Schedule 1; and
(ii)the Investor shall deliver or take (or cause to be delivered or taken) the documents and actions listed in Part B of Schedule 1;
and, subject to satisfaction by the Seller of its obligations pursuant to Clause 7.2.1(i), the Investor shall pay the Remaining Acquisition Payment in cleared funds to the Seller.
6.2.2The Seller may waive some or all of the obligations of the Investor as set out in Part B of Schedule 1 and the Investor may waive some or all of the obligations of the Seller as set out in Part A of Schedule 1.
6.3When Remaining Closing shall have taken place
6.3.1Without prejudice to Clause 7.4, all documents, monies and items delivered at Remaining Closing pursuant to Clause 7.2 and Schedule 1 shall be held by the recipient to the order of the person delivering the same until such time as Remaining Closing shall have taken place pursuant to Clause 7.3.2.

11

6.3.2Provided all items required have been delivered at Remaining Closing (or delivery of such waived by the person entitled to receive the relevant document or item), the documents, monies and items delivered pursuant to Clause 7.2 and Schedule 1 shall cease to be held to the order of the person delivering them and Remaining Closing have taken place.
6.4Breach of Remaining Closing obligations
If a party fails to comply with any material obligation in Clauses 7.2, 7.3 or Schedule 1, the Investor, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Investor, shall be entitled (without prejudice to the right to claim damages or other compensation) by written notice to the other served on the Remaining Closing Date:
6.4.1to effect Remaining Closing so far as practicable having regard to the defaults which have occurred; or
6.4.2to fix a new date for Remaining Closing, such date to be not less than 10 Business Days and not more than 20 Business Days after the Remaining Closing Date determined in accordance with Clause 7.1, in which case the provisions of Schedule 1 shall apply to Remaining Closing as so deferred; or
6.4.3provided that Remaining Closing has been deferred under Clause 7.4.2 by the party serving notice hereunder on not fewer than two occasions, to terminate this Agreement (other than the Surviving Clauses) without liability on their part.
7Acquisition of the Put Option Sale Assets
7.1Put Option Sale Assets
7.1.1Subject to the terms of this Agreement (including the Put Option Conditions), the Seller shall have the right:
(i)to require the Investor to acquire, and the Investor shall acquire, and the Seller shall sell, the Put Option Shares; and
(ii)to assign (or procure that any of its Affiliates shall assign) to the Investor the Put Option Debt (including any accrued but unpaid interest), by delivering the Put Option Notice in accordance with Clause 8.2 during the Put Option Exercise Window.
7.1.2The acquisition by the Investor of the Put Option Sale Assets shall be conditional on:
(i)the Investor having issued a Call Option Notice for the acquisition of some (but not all) of the Remaining Shares and the assignment of some (but not all) of the Remaining Debt in accordance with Clause 4.1; and
(ii)the Seller having not transferred any of the Put Option Sale Assets to a third party on or before the issuance of the Put Option Notice,
(the “Put Option Conditions”).
7.1.3The Put Option Shares shall be sold by the Seller with full title guarantee, free from any Encumbrances and together with all rights and advantages attaching to them

12

as at Put Option Closing (including the right to receive all dividends or distributions declared, made or paid in respect of such Put Option Shares on or after Put Option Closing).
7.2Put Option Notice
7.2.1The Seller may give notice to the Investor substantially in the form set out in Schedule 6 (the “Put Option Notice”) at any time during the Put Option Exercise Window requiring the Investor to acquire all (not some only) Put Option Sale Assets, in each case on the terms of this Agreement.
7.2.2If the Seller has not given a Put Option Notice to the Investor in accordance with this Clause 8.2 by 5.00 p.m. on the Put Option Exercise Window Deadline, then this Agreement (other than the Surviving Clauses) shall automatically terminate with immediate effect at such time and date and neither the Seller nor the Investor shall have any Claim against the other under it, save in relation to any breach that occurred prior to the time of such termination.
7.2.3The Put Option Notice, once given by the Seller, shall be irrevocable and may not be withdrawn without the written consent of the Investor.
1.3No obligation to serve Put Option Notice
This Agreement does not impose any obligation on the Seller to serve a Put Option Notice.
7.3Put Option Acquisition Payment
7.3.1The amount of the consideration to be paid by the Investor for the assignment of the Put Option Debt under this Agreement shall be an amount equal to the sum of the outstanding principal of, and accrued but unpaid interest on, such Put Option Debt as at the Put Option Closing Date (the “Put Option Debt Consideration”).
7.3.2The amount of the consideration to be paid by the Investor for the purchase of the Put Option Shares under this Agreement shall be an amount equal to:
(i)the Put Option Acquisition Payment; less
(ii)the Put Option Debt Consideration,
(the “Put Option Share Consideration”).
7.3.3The Put Option Acquisition Payment shall be paid by way of cash pursuant to Clause 9.3.
7.3.4If any payment is made by the Seller to the Investor in respect of any claim for any breach of this Agreement (or any agreement entered into under this Agreement) in respect of the Put Option Sale Assets, the payment shall be treated so far as lawfully possible as an adjustment of the Put Option Share Consideration that is paid by the Investor on the Put Option Closing Date for the Put Option Shares under this Agreement and the Put Option Share Consideration shall be deemed to have been reduced by the amount of such payment.

13

8Put Option Closing
8.1Date and place
Put Option Closing shall take place at 1.00 p.m. at the offices of the Seller’s Lawyers on the date falling twenty Business Days after the date on which the Put Option Notice is served or at such other location and at such other time or on such other date as may be agreed in writing between the Investor and the Seller.
8.2Put Option Closing events
8.2.1On the Put Option Closing Date:
(i)the Seller shall deliver or take (or cause to be delivered or taken) the documents and actions listed in Part A of Schedule 5; and
(ii)the Investor shall deliver or take (or cause to be delivered or taken) the documents and actions listed in Part B of Schedule 5;
and, subject to satisfaction by the Seller of its obligations pursuant to Clause 9.2.1(i), the Investor shall pay the Put Option Acquisition Payment in cleared funds to the Seller.
8.2.2The Seller may waive some or all of the obligations of the Investor as set out in Part B of Schedule 5 and the Investor may waive some or all of the obligations of the Seller as set out in Part A of Schedule 5.
8.3When Put Option Closing shall have taken place
8.3.1Without prejudice to Clause 9.4, all documents, monies and items delivered at Put Option Closing pursuant to Clause 9.2 and Schedule 5 shall be held by the recipient to the order of the person delivering the same until such time as Put Option Closing shall have taken place pursuant to Clause 9.3.2.
8.3.2Provided all items required have been delivered at Put Option Closing (or delivery of such waived by the person entitled to receive the relevant document or item), the documents, monies and items delivered pursuant to Clause 9.2 and Schedule 5 shall cease to be held to the order of the person delivering them and Put Option Closing have taken place.
8.4Breach of Put Option Closing obligations
If a party fails to comply with any material obligation in Clauses 9.2, 9.3 or Schedule 5, the Investor, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Investor, shall be entitled (without prejudice to the right to claim damages or other compensation) by written notice to the other served on the Put Option Closing Date:
8.4.1to effect Put Option Closing so far as practicable having regard to the defaults which have occurred; or
8.4.2to fix a new date for Put Option Closing, such date to be not less than 10 Business Days and not more than 20 Business Days after the Put Option Closing Date determined in accordance with Clause 9.1, in which case the provisions of Schedule 1 shall apply to Put Option Closing as so deferred; or

14

8.4.3provided that Put Option Closing has been deferred under Clause 9.4.2 by the party serving notice hereunder on not fewer than two occasions, to terminate this Agreement (other than the Surviving Clauses) without liability on their part.
9Seller undertaking
The Seller undertakes that it will not:
9.1.1Transfer any Interest in any Shares, including any Debt Capitalisation Shares; or
9.1.2
(i)sell, assign, transfer or otherwise dispose of, or grant any option over;
(ii)create or permit to subsist any Encumbrance over;
(iii)enter into any agreement in respect of any rights attached to; or
(iv)renounce or assign any right to receive payment in respect of,
Debt,
if and to the extent that such Transfer or such sale, assignment, transfer, disposal, grant, Encumbrance, entry into agreement or renunciation (as the case may be) would prevent the Seller from satisfying its obligations under this Agreement consequent upon the giving of a Call Option Notice.
10Additional Investment
If any Shares (other than any Debt Capitalisation Shares) are to be issued for value or new Debt is to be contributed by any of the Shareholders between Closing and Remaining Closing or Put Option Closing (as applicable) (the “Additional Investment”), the parties undertake, following the date of this Agreement and prior to Remaining Closing or Put Option Closing (as applicable), to enter into good faith discussions to agree, prior to such Additional Investment being completed, such amendments to this Agreement as the parties deem necessary or appropriate to reflect the impact of (and any further consideration for) the Additional Investment, it being the intention of the parties to ensure that under this Agreement the Investor will acquire from the Seller:
10.1all of the share capital of GasT TopCo held by the Seller following Further Closing; and
10.2any Debt owed by GasT TopCo to the Seller and/or its Affiliates.
For the avoidance of doubt, no amendment made to this Agreement pursuant to this Clause 11 shall, unless otherwise agreed in writing between the parties, result in a reduction of the amount of:

15

10.3the Remaining Acquisition Payment to be paid for the Remaining Sale Assets (as defined before giving effect to such amendment to this Agreement in respect of the Additional Investment) in accordance with this Agreement; or
10.4the Put Option Acquisition Payment to be paid for the Put Option Sale Assets being (as defined before giving effect to such amendment to this Agreement in respect of the Additional Investment) in accordance with this Agreement.
11Warranties
11.1The Seller’s Warranties
The Seller warrants to the Investor that:
11.1.1the statements set out in Schedule 2 are true and accurate as of the date of this Agreement;
11.1.2the statements set out in Schedule 2 will be true and accurate at Remaining Closing as if they had been repeated at Remaining Closing, provided that references to:
(i)“Remaining Shares” shall mean “Remaining Nominated Shares”; and
(ii)“Remaining Debt” shall mean “Remaining Nominated Debt”; and
11.1.3the statements set out in Schedule 2 will be true and accurate at Put Option Closing as if they had been repeated at Put Option Closing, provided that references to:
(i)“Remaining Shares” shall mean “Put Option Shares”; and
(ii)“Remaining Debt” shall mean “Put Option Debt”.
11.2The Investor’s warranties
The Investor warrants to the Seller that:
11.2.1the statements set out in Schedule 3 are true and accurate as of the date of this Agreement;
11.2.2the statements set out in Schedule 3 will be true and accurate at Remaining Closing as if they had been repeated at Remaining Closing; and
11.2.3the statements set out in Schedule 3 will be true and accurate at Put Option Closing as if they had been repeated at Put Option Closing.
12Limitation of Liability
12.1Time limitation for Claims
The Seller shall not be liable for any Claim unless a notice of the Claim is given by the Investor to the Seller specifying the matters set out in Clause 14.2 within 18 months following:
12.1.1in respect of a Remaining Claim, the Remaining Closing Date; and
12.1.2in respect of a Put Option Claim, the Put Option Closing Date.

16

12.2Minimum Claims
12.2.1The Seller shall not be liable for:
(i)any individual Remaining Claim (or a series of Remaining Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Remaining Claim or series of Remaining Claims does not exceed an amount equal to 0.1 per cent. of the Remaining Acquisition Payment; and
(ii)any individual Put Option Claim (or a series of Put Option Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Put Option Claim or series of Put Option Claims does not exceed an amount equal to 0.1 per cent. of the Put Option Acquisition Payment.
12.2.2Where the liability agreed or determined in respect of any such Claim or series of Claims exceeds the relevant amount referred to in Clause 13.2.1, subject as provided elsewhere in this Clause 13, the Seller shall be liable for the amount of the Claim or series of Claims as agreed or determined and not just the excess.
12.3Aggregate minimum Claims
12.3.1The Seller shall not be liable for:
(i)any Remaining Claim unless the aggregate amount of all Remaining Claims for which the Seller would otherwise be liable exceeds an amount equal to 1 per cent. of the Remaining Acquisition Payment; and
(ii)any Put Option Claim unless the aggregate amount of all Put Option Claims for which the Seller would otherwise be liable exceeds an amount equal to 1 per cent. of the Put Option Acquisition Payment.
12.3.2Where the liability agreed or determined in respect of all Claims exceeds the relevant amount referred to in Clause 13.3.1, subject as provided elsewhere in this Clause 13, the Seller shall be liable for the aggregate amount of all Claims as agreed or determined and not just the excess.
12.4Maximum liability
The aggregate liability of the Seller:
12.4.1for all Remaining Claims and Cornerstone Claims shall not exceed an amount equal to 100 per cent. of the Remaining Acquisition Payment; and
12.4.2for all Put Option Claims shall not exceed an amount equal to 100 per cent. of the Put Option Acquisition Payment.
12.5Contingent liabilities
The Seller shall not be liable for any Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

17

12.6Losses
The Seller shall not be liable for any Claim in respect of any loss of profit, loss of goodwill or any indirect or consequential losses.
12.7Matters arising subsequent to this Agreement
The Seller shall not be liable for any Claim if and to the extent that the Claim has arisen as a result of:
12.7.1Agreed matters
any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or otherwise at the request in writing or with the approval in writing of the Investor;
12.7.2Acts of the Investor
any act, omission or transaction of the Investor or any member of the Investor’s Group or any of the GasT Group Companies, or their respective directors, officers, employees or agents, after:
(i)in respect of a Remaining Claim, Remaining Closing; and
(ii)in respect of a Put Option Claim, Put Option Closing,
provided that, in each case, this shall not apply if such act, omission or transaction was done, committed or effected:
(iii)in the ordinary and usual course of business; or
(iv)in order to comply with law or pursuant to a legally binding commitment to which the GasT Group was subject on or before Remaining Closing or Put Option Closing (as applicable) or in accordance with or approved under the Shareholders’ Agreement;
12.7.3Changes in legislation, regulation or practice
(i)the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement;
(ii)any change after the date of this Agreement of any generally accepted interpretation or application of any legislation; or
(iii)any change after the date of this Agreement of any generally accepted accounting principles, procedure or practice; or
12.7.4Accounting and Taxation policies
any change in accounting or Taxation policy, bases or practice of the Investor, the Investor’s Group or the GasT Group Companies introduced or having effect after the date of this Agreement.

18

12.8Insurance
12.8.1The Seller shall not be liable for any Remaining Claim if and to the extent that the Losses in respect of which the Remaining Claim is made: (i) are covered by a policy of insurance; or (ii) would have been covered if the policies of insurance for the benefit of the GasT Group Companies in force at the date of Remaining Closing had been maintained after Remaining Closing on no less favourable terms.
12.8.2The Seller shall not be liable for any Put Option Claim if and to the extent that the Losses in respect of which the Put Option Claim is made: (i) are covered by a policy of insurance; or (ii) would have been covered if the policies of insurance for the benefit of the GasT Group Companies in force at the date of Put Option Closing had been maintained after Put Option Closing on no less favourable terms.
12.9Investor’s and GasT TopCo’s right to recover
12.9.1Recovery for Actual Liabilities
The Seller shall not be liable to pay an amount in discharge of any Claim unless and until the liability for which the Claim is made has become due and payable.
12.9.2Prior to recovery from the Seller etc.
If, before the Seller pays an amount in discharge of any Claim, the Investor, any member of the Investor’s Group or any GasT Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Investor, any member of the Investor’s Group or any GasT Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Investor shall procure that, before steps are taken to enforce a Claim against the Seller following notification under Clause 14.2, all reasonable steps are taken to enforce the recovery against the third party and any actual recovery (less any Taxation suffered thereon and any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such Claim to the extent of such recovery.
12.9.3Following Recovery from the Seller etc.
If the Seller has paid an amount in discharge of any Claim and subsequently the Investor, any member of the Investor’s Group or any GasT Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Investor, any member of the Investor’s Group or any GasT Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Investor shall procure that all steps are taken as the Seller may reasonably require to enforce such recovery and shall pay to the Seller as soon as practicable after receipt an amount equal to: (i) any sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery; or, if less, (ii) the amount previously paid by the Seller to the Investor. Any payment made by the Investor to the Seller under this Clause 13.9.3 shall be made:
(i)in respect of a Remaining Claim, by way of further adjustment of the Remaining Share Consideration and the provisions of Clause 3.3 shall apply mutatis mutandis; and

19

(ii)in respect of a Put Option Claim, by way of further adjustment of the Put Option Share Consideration and the provisions of Clause 8.4.4 shall apply mutatis mutandis.
12.10No double recovery and no double counting
No party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any Tax relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise.
12.11Mitigation of Losses
Each party shall procure that all reasonable steps are taken and all reasonable assistance is given to the other parties to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any claim for breach of or under this Agreement.
12.12Fraud
None of the limitations contained in this Clause 13 shall apply to any claim for breach of or under this Agreement if and to the extent it arises or is increased as a result of fraud by the Seller.
12.13General
None of the limitations contained in this Clause 13 (other than in Clauses 13.1, 13.4 and 13.10 to 13.12 (inclusive)) shall apply to any claim for breach of any of the Seller’s Warranties.
13Claims
13.1Notification of potential Claims
If the Investor becomes aware of any fact, matter or circumstance that may give rise to a Claim or Cornerstone Claim then the Investor shall as soon as reasonably practicable give a notice in writing to the Seller setting out such information as is available to the Investor concerning such Claim or Cornerstone Claim.
13.2Notification of Claims
Notice of any Claim shall be given by the Investor to the Seller within the time limits specified in Clause 13.1.
13.3Commencement of proceedings
Any Claim notified pursuant to Clause 14.1 or 14.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after:
13.3.1the notice is given pursuant to Clause 14.1 or 14.2; or
13.3.2where Clause 13.4.1 applies, a contingent liability becomes an actual liability, unless at the relevant time legal proceedings in respect of the Claim have been commenced by being both issued and served.

20

13.4Investigation by the Seller
In connection with any matter or circumstance that may give rise to a Claim:
13.4.1the Investor shall allow, and shall procure that the relevant GasT Group Company allows, the Seller and its financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to the Claim and whether and to what extent any amount is payable in respect of such Claim; and
13.4.2the Investor shall disclose to the Seller all material of which the Investor is aware which relates to the Claim and shall, and shall procure that any other GasT Group Companies shall, give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its financial, accounting or legal advisers may reasonably request subject to the Seller agreeing in such form as the Investor may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the Claim in question.
13.5Conduct of Third Party Claims
If a matter or circumstance that may give rise to a Claim for breach of or under this Agreement is a result of or in connection with a claim by a third party (a “Third Party Claim”) then the Investor shall, or shall procure that the relevant GasT Group Company shall:
13.5.1as soon as reasonably possible, but in no event later than 10 Business Days after the Investor or any GasT Group Company receives notice of such Third Party Claim, give written notice thereof to the Seller;
13.5.2take any action reasonably required to recover amounts related to such Third Party Claim from any person and not take any action which may prejudice or limit any such right;
13.5.3without undue delay, keep the Seller regularly informed of the developments in relation to the Third Party Claim, including such information as the Seller may reasonably require; and
13.5.4use all reasonable efforts to maximise the chances of a successful outcome with respect to the Third Party Claim.
14Confidentiality
14.1Announcements
14.1.1Save for the Announcement and subject to Clause 15.1.2, until the earlier of Put Option Closing and the Put Option Long Stop Date, no announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or any member of the Investor’s Group or the Investor’s Affiliates or any GasT Group Company without the prior written approval of the Seller and the Investor.

21

14.1.2Clause 15.1.1 shall not apply to any announcement, communication or circular that:
(i)only contains publicly available information (including any information in the Announcement);
(ii)is required by law or any governmental or regulatory body or the rules of any stock exchange on which the shares of either party or its holding company are listed, but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other party (or shall procure that its holding company consults with the other party) insofar as is reasonably practicable before complying with such an obligation; or
(iii)contains a description of the Transaction in marketing materials prepared for an indirect investor in the Investor.
14.2Confidentiality
14.2.1Subject to Clauses 15.1 and 15.2.2, each of the Seller and the Investor shall treat as strictly confidential and not disclose or use any confidential information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:
(i)the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;
(ii)the negotiations relating to this Agreement (and any such other agreements);
(iii)(in the case of the Seller) any information relating to the business, financial or other affairs (including future plans and targets) of the Investor’s Group; or
(iv)(in the case of the Investor) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group as constituted after Remaining Closing or Put Option Closing.
14.2.2Clause 15.2.1 shall not prohibit disclosure or use of any information if and to the extent:
(i)the disclosure or use is required by the Laws, any governmental or regulatory body or any stock exchange on which the shares of a party or its holding company are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Seller’s Group or the Investor’s Group);
(i)the disclosure or use is required to vest the full benefit of this Agreement in the Seller or the Investor;
(ii)the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document;
(iii)the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party or any other entity with which it is grouped for Tax purposes;

22

(iv)the disclosure is made to a party to whom assignment is permitted under Clause 16.3.2 on terms that such assignee undertakes to comply with the provisions of Clause 15.2.1 in respect of such information as if it were a party to this Agreement;
(v)the disclosure is made to professional advisers of a party on terms that such professional advisers undertake to comply with the provisions of Clause 15.2.1 in respect of such information as if they were a party to this Agreement;
(vi)the information is or becomes publicly available (other than by breach of the the Acquisition Agreement, the Further Acquisition Agreement, the Shareholders’ Agreement or this Agreement);
(vii)the other parties have given prior written approval to the disclosure or use;
(viii)permitted by the Shareholders’ Agreement; or
(ix)the information is independently developed after Remaining Closing, provided that prior to disclosure or use of any information pursuant to paragraph (i), (ii) or (iii) above, the party concerned shall, where not prohibited by law, consult with the other parties insofar as is reasonably practicable before making such disclosure or use.
15Other Provisions
15.1Further assurances
Each of the parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of them may reasonably require to give the other party the full benefit of this Agreement.
15.2Whole agreement
15.2.1This Agreement and the Transaction Documents contain the whole agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the Seller and the Investor in relation to the Transaction.
15.2.2Each party agrees and acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.
15.2.3Each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Seller and the Investor waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.
15.2.4No party shall be entitled to rescind or terminate this Agreement (whether before or after Remaining Closing or Put Option Closing (as applicable)) for breach of any

23

representation, warranty or undertaking set out in this Agreement, other than pursuant to any such rights which arise in respect of fraud.
15.2.5Nothing in this Clause 16.2 excludes or limits any liability for fraud.
15.3Assignment
15.3.1Except as permitted by Clause 16.3.2, no party may without the prior written consent of the other party assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.
15.3.2The Seller may without the consent of the Investor assign to a member of the Seller’s Group the benefit of the whole or any part of this Agreement provided that:
(i)if the assignee ceases to be a member of the Seller’s Group, it shall, before ceasing to be so, assign the benefit so far as assigned to it back to that party or assign the benefit to another member of the Seller’s Group, as the case may be; and
(ii)the assignee shall not be entitled to receive under this Agreement any greater amount than that to which the Seller would have been entitled.
15.4The Business Contract Terms (Assignment of Receivables) Regulations 2018
This Agreement is a contract within the meaning of Regulation 4(i) of The Business Contract Terms (Assignment of Receivables) Regulations 2018 and, accordingly, Regulation 2 of those Regulations does not apply to it.
15.5Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.
15.6Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.
15.7Method of payment and set off
15.7.1Subject to Clauses 3.3 and 8.4.4, any payments pursuant to this Agreement shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed).
15.7.2Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Investor (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.
15.7.3Payment of a sum in accordance with this Clause 16.7 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall

24

not be obliged to see to the application of the payment as between those on whose behalf the payment is received.
15.8Costs
Save as expressly provided otherwise:
15.8.1the Seller shall bear all costs incurred by it and the Seller’s Group in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Remaining Sale Assets and Put Option Sale Assets; and
15.8.2the Investor shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Remaining Sale Assets and Put Option Sale Assets.
15.9Stamp Duty and Transfer Taxes
The Investor shall bear the cost of all stamp duty, SDRT and all registration and transfer taxes and duties (excluding SDLT, Land Transaction Tax and Land and Building Transaction Tax) or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the sale and purchase of the Remaining Sale Assets and the Put Option Sale Assets. The Investor shall be responsible for arranging the payment of such stamp duty, SDRT and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Investor shall indemnify the Seller or any other member of the Seller’s Group against any Losses suffered by the Seller or member of the Seller’s Group as a result of the Investor failing to comply with its obligations under this Clause 16.9.
15.10Interest
If a party defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of 2 per cent. above the Bank of England’s Bank Rate as published by the Bank of England from time to time. Such interest shall accrue from day to day.
15.11Grossing-up
15.11.1All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be permitted by Clause 16.7 or required by law. If any deductions or withholdings are required by law, the payer shall account to the relevant Tax Authority for the amount so required to be deducted or withheld and except:
(i)in the case of the consideration payable under Clause 3 and Clause 8.4 where the deduction or withholding is not a Payer-Linked Deduction; or
(ii)in the case of interest payable under Clause 16.10,
the payer shall be obliged to pay to the recipient such additional amounts as will ensure that the recipient receives, in total, an amount which (after such deduction or withholding has been made), is no more and no less than it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything

25

that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the other party under this Clause 16.11.1 shall be limited to that (if any) which it would have been had no such transfer or change taken place.
For the purposes of this Clause, a “Payer-Linked Deduction” means any deduction or withholding imposed on the consideration payable under Clause 3 and/or Clause 8.4 (or any part thereof) which would not have arisen but for a connection of the payer with the jurisdiction imposing it.
15.11.2The recipient or expected recipient of an amount paid under this Agreement shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made or would otherwise be required to be made pursuant to Clause 16.11.1 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.
15.11.3If the recipient of a payment made under this Agreement obtains a refund or obtains and utilises a credit for any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation, then it shall reimburse to the payer such part of such additional amounts paid pursuant to Clause 16.11.1 as the recipient of the payment certifies to the payer will leave it (after such reimbursement) in no better and no worse position than would have arisen if the payer had not been required to make such deduction or withholding.
15.11.4Where any payment is made or to be made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (which, for the avoidance of doubt, shall not include the consideration payable under Clause 3 or Clause 8.4, interest payable under Clause 16.10 or any reimbursement made pursuant to Clause 16.11.3), then the sum payable shall be adjusted to such sum as will ensure that after payment of any Taxation charged on such sum in the hands of the recipient (including any Taxation which would have been charged in the absence of any Reliefs) the recipient is left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation after giving credit for any Relief that is or will be available to the recipient (or any affiliate of or person with an interest in such recipient) in respect of the matter giving rise to the payment, provided that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the other party under this Clause 16.11.4 shall be limited to that (if any) which it would have been had no such transfer or change taken place.
15.11.5Clause 16.11.4 shall not apply if and to the extent that the amount of the indemnity, compensation or reimbursement payment has already been adjusted to take account of the Taxation that will or would be charged on receipt or relief that is or will be available in respect of the matter giving rise to the payment.

26

15.11.6Clause 16.11.4 shall apply (for the avoidance of doubt), subject to the exclusion in Clause 16.11.5, to any amount deducted, withheld, set off or counterclaimed as contemplated by Clause 16.11.1 as it applies in respect of sums paid to the person entitled.
15.12VAT
15.12.1Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part, subject to that person or representative member using reasonable endeavours to recover such amount of VAT as may be practicable.
15.12.2If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then: (i) the supplier shall provide to the payer a valid VAT invoice; and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay any VAT due.
15.13Notices
15.13.1Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)in writing; and
(ii)delivered by hand, email, recorded or special delivery or courier.
15.13.2A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Investor from time to time:
LATTICE GROUP LIMITED
Registered office of Lattice from time to time
[***]
15.13.3A Notice to the Investor shall be sent to the following address, or such other person or address as the Investor may notify to the Seller from time to time:
LUPPITER BIDCO LIMITED
[***]

With a copy to:
[***]

With a copy by email to:
[***]
15.13.4A Notice shall be effective upon receipt and shall be deemed to have been received:

27

(i)at the time recorded by the delivery company, in the case of recorded or special delivery;
(ii)at the time of delivery, if delivered by hand or courier; or
(iii)at the time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message that the email has not been delivered to the recipient.
15.13.5A Notice that is deemed by Clause 16.13.4 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.
15.13.6For the purposes of this Clause 16.13, all references to time are to local time in the place of receipt.
15.13.7Email is not permitted for any Notice which: (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.
15.14Invalidity
15.14.1If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.
15.14.2To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 16.14.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 16.14.1, not be affected.
15.15Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The parties may enter into this Agreement by executing any such counterpart.
15.16Governing law and submission to jurisdiction
15.16.1This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with this Agreement and such documents, shall be governed by English law.
15.16.2Each of the Seller and the Investor irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the Seller and the Investor irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such

28

court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.
15.17Compliance with Anti-Corruption Laws
Each party hereby warrants, represents and undertakes to each other party hereto that, in relation to the negotiation, conclusion and performance of this Agreement:
15.17.1neither it nor any of its Affiliates, or any of its or their respective directors, officers, employees and authorised agents, has conducted any act in violation of applicable Anti-Corruption Laws; and
15.17.2it shall promptly notify each other party if it becomes aware of or has specific suspicions that any act in violation of applicable Anti-Corruption Laws occurred.

29

In witness whereof this Agreement has been duly executed and delivered as a deed on the date first stated above.

Signed as a deed by LATTICE GROUP LIMITED

[***]
.................................................
Name: [***] Title: [***]

[***]
.................................................
Name: [***] Title: [***]

[Signature Page to the Remaining Acquisition Agreement]

Signed as a deed by LUPPITER BIDCO LIMITED

[***]
.................................................
Name: [***] Title: [***]

[***]
.................................................
Name: [***] Title: [***]

[Signature Page to the Remaining Acquisition Agreement]

Schedule 1
Remaining Closing Obligations (Clause 7.2)
Part A: Seller’s Obligations
On Remaining Closing, the Seller shall deliver or make available to the Investor the following:
(i)duly executed instrument(s) for the transfer of the Remaining Nominated Shares;
(ii)duly executed instrument(s) for the assignment of the Remaining Nominated Debt;
(iii)a power of attorney in such form and in favour of such person as the Investor may nominate to enable the Investor to exercise all rights of ownership over the Remaining Nominated Shares, including, without limitation, voting rights;
(iv)the share certificates representing the Remaining Shares;
(v)evidence that the Seller is authorised to execute this Agreement and each of the Transaction Documents to be executed by the Seller; and
(vi)if applicable in accordance with the terms of the Shareholders’ Agreement, resignations, in such form as the Investor may reasonably nominate, from their respective offices of the Director appointed by the Seller.
Part B: Investor’s Obligations
1On Remaining Closing, the Investor shall deliver or make available to the Seller the following:
(i)evidence of the due fulfilment or waiver of the NSI Condition for which the Investor is responsible; and
(ii)evidence that the Investor is authorised to execute this Agreement and any other Transaction Document due to be executed by the Investor.
2If the Remaining Nominated Shares to be acquired by the Investor at Remaining Closing do not represent all of the Shares held by the Seller immediately prior to Remaining Closing, upon the registration of the Investor as the legal owner of the Remaining Nominated Shares, the Investor shall procure that GasT TopCo issues to the Seller a share certificate representing the Shares held by the Seller immediately following such registration.

33

Schedule 2
Seller’s Warranties (Clause 12.1)
1Remaining Shares
2.1The Seller:
2.1.1is the sole legal and beneficial owner of the Remaining Shares; and
2.1.2has the right to exercise all voting and other rights over the Remaining Shares.
2.2The Remaining Shares have been properly and validly issued and allotted, are each fully paid or credited as fully paid and are free from all Encumbrances.
2.3No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or loan capital or any other security giving rise to a right over the Remaining Shares under any option, agreement or other arrangement (including conversion rights and rights of pre-emption) other than pursuant to this Agreement or the Shareholders’ Agreement.
3Remaining Debt
3.1The Seller is the sole legal and beneficial owner of the Remaining Debt and has the right to receive all amounts of outstanding principal and accrued but unpaid interest in respect of the Remaining Debt from time to time.
3.2The Remaining Debt is free from all Encumbrances.
4Incorporation
The Seller is validly existing and is a company duly incorporated under the laws of England and Wales.
5Authority to enter into Agreement
5.1The Seller has the legal right and full power and authority to enter into and perform each Transaction Document to be executed by the Seller.
5.2Each Transaction Document to be executed by the Seller will, when executed, constitute valid and binding obligations on the Seller in accordance with its terms.
6Authorisation
The Seller has taken, or will have taken by Remaining Closing, all corporate action required by it to authorise it to enter into and perform each Transaction Document to be executed by the Seller.
7Insolvency etc.
7.1The Seller is not insolvent or unable to pay its debts as they fall due.

34

7.2There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any member of the Seller’s Group which may adversely affect the ability of the Seller to comply with this Agreement and no events have occurred which, under applicable laws, would justify such proceedings.
7.3So far as the Seller is aware, no steps have been taken to enforce any security over any assets of any member of the Seller’s Group which may adversely affect the ability of the Seller to comply with this Agreement and no event has occurred to give the right to enforce such security.

35

Schedule 3
Warranties given by the Investor (Clause 12.2)
1Authority and Capacity
7.1Incorporation
The Investor is validly existing and is a company duly incorporated under the laws of England and Wales.
7.2Authority to enter into Agreement
7.2.1The Investor has the legal right and full power and authority to enter into and perform this Agreement.
7.2.2This Agreement will, when executed, constitute valid and binding obligations on the Investor in accordance with its respective terms.
7.3Authorisation
The Investor has taken or will have taken by Remaining Closing all corporate action required by it to authorise it to enter into and perform this Agreement.
8Insolvency etc.
8.1The Investor is not insolvent or unable to pay its debts as they fall due.
8.2There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any member of the Investor’s Group which may adversely affect the ability of the Investor to comply with this Agreement and no events have occurred which, under applicable laws, would justify such proceedings.
8.3So far as the Investor is aware, no steps have been taken to enforce any security over any assets of any member of the Investor’s Group which may adversely affect the ability of the Investor to comply with this Agreement and no event has occurred to give the right to enforce such security.

36

Schedule 4
Call Option Notice
To:    Lattice Group Limited
1-3 Strand
London WC2N 5EH
United Kingdom
Attention: Group General Counsel and Company Secretary
[***]
[●] 2024

We, Luppiter Bidco Limited, refer to the Remaining Acquisition Agreement dated [●] July 2023 and made between yourselves and ourselves (the “Agreement”) and to the right granted to us pursuant to Clause 4.1 of the Agreement to require you to transfer to us some or all of the Remaining Shares and Remaining Debt. Defined terms in this notice shall have the meanings set out in the Agreement.
This is the Call Option Notice referred to in the Agreement.
Remaining Sale Assets
We hereby give notice under and pursuant to Clause 4.1 of the Agreement that we wish to acquire [some / all] of the Remaining Shares and Remaining Debt from you. The Remaining Shares and Remaining Debt we intend to acquire comprise the following:
(i)Remaining Nominated Shares: [Insert number]
(ii)Remaining Nominated Debt: [Insert amount]
Yours faithfully,

____________________
For and on behalf of
Luppiter Bidco Limited

37

Schedule 5
Put Option Closing Obligations (Clause 9.2)
Part A: Seller’s Obligations
On Put Option Closing, the Seller shall deliver or make available to the Investor the following:
(i)duly executed instrument(s) for the transfer of the Put Option Shares;
(ii)duly executed instrument(s) for the assignment of the Put Option Debt;
(iii)a power of attorney in such form and in favour of such person as the Investor may nominate to enable the Investor to exercise all rights of ownership over the Put Option Shares, including, without limitation, voting rights;
(iv)the share certificates representing the Put Option Shares;
(v)evidence that the Seller is authorised to execute this Agreement and each of the Transaction Documents to be executed by the Seller; and
(vi)if applicable, resignations, in such form as the Investor may reasonably nominate, from their respective offices of the Director appointed by the Seller.
Part B: Investor’s Obligations
On Put Option Closing, the Investor shall deliver or make available to the Seller evidence that the Investor is authorised to execute this Agreement and any other Transaction Document due to be executed by the Investor.

38

Schedule 6
Put Option Notice
To:    Luppiter Bidco Limited
Registered office of the Investor from time to time
[***]

With a copy to:
[***]

With a copy by email to:
[***]

[●] December 2024

We, Lattice Group Limited, refer to the Remaining Acquisition Agreement dated [●] July 2023 and made between yourselves and ourselves (the “Agreement”) and to the right granted to us pursuant to Clause 8 of the Agreement to require you to acquire from us the Put Option Sale Assets. Defined terms in this notice shall have the meanings set out in the Agreement.
This is the Put Option Notice referred to in the Agreement.
1Put Option Sale Assets
We hereby give notice under and pursuant to Clause 8.2 of the Agreement that we wish to sell the Put Option Sale Assets to you. The Put Option Sale Assets comprise the following:
(i)Put Option Shares: [Insert number]
(ii)Put Option Debt: [Insert amount]
Yours faithfully,

____________________
For and on behalf of
Lattice Group Limited

39